ROLLTECH, INC.

           10% SUBORDINATED CONVERTIBLE NOTE DUE SEPTEMBER 3OTH, 2005

This 10% Convertible Note (called this "Convertible Note") is dated September 30th, 2003.

Borrower:   Victoria Industries, Inc.

Address:    551 Fifth Avenue, Suite 601
            New York, NY 10017

The word "Borrower" means the original Borrower and anyone else who merges with the Borrower or assumes the Borrower's obligations under this Convertible Note. However, the assumption of the Borrower's obligations under this Note shall not release the Borrower from such obligations.

Lender:     Stockwell Corp.

Address:    556 Main Str., Hunkins Plaza, Charlestown, Nevis

The Lender may transfer all or any part of this Convertible Note with written notice to the Borrower of the transfer, including the name, address of the transferee and the amount of the Convertible Note transferred. The Borrower may treat the Lender as the owner of this Convertible Note until it received written notice of a transfer of all or part of this Convertible Note to another Lender. The word "Lender" means the original Lender and anyone else to whom this Convertible Note is transferred.

1. PROMISE TO PAY. In return for a loan that is received from the original Lender, the Borrower promises to pay to the Lender $97,000 (called "principal"), plus interest at a rate of 10% per annum. The Borrower will repay the entire principal 2 years from date, unless the Lender demands earlier payment under "Lender's Right of Acceleration" below or the parties agree to extend the due date. The Borrower may make earlier principal payments.

2. INTEREST PAYMENTS. The Borrower will make quarterly interest payments to the Lender in the amount of $2,425, each payable on March 31, June 30, September 30 and December 31 beginning on March 31, 2004. The first payment shall also include interest from this day through March 31, 2004, if any. However, if an interest payment is due on a Saturday, Sunday or legal holiday, then the Borrower will make the interest payment the next day.

3. LENDER'S RIGHT OF ACCELERATION. The Lender has the right, called acceleration, to declare the entire unpaid principal and interest under this Convertible Note due immediately for any of the following causes:

     (a) If the Borrower fails to make any payment or principal or interest within fifteen days after its due date.


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     (b)  If  the  Borrower  fails  to  keep  any  other  promise  made  in this
          Convertible Note within thirty days after written notice from the Lender.
     (c) If one or more judgments is entered against the Borrower which exceed, in the aggregate, $100,000 if the Borrower does not pay such judgments or arrange for their enforcement to be postponed no later than within thirty days after the judgments have been entered.
     (d) If bankruptcy, receivership, or insolvency proceedings are started by or against the Borrower, or if the Borrower dissolves, liquidates or otherwise winds up its business.

4. AGREEMENT OF SUBORDINATION. The Lender's rights to receive payments of principal, interest and fees under this Convertible Note is subordinated to the prior payment of all loans or other extensions of credit made to the Borrower by any bank, savings and loan association, finance company, insurance company or any similar financial institution (such loans and extensions of credit, together with any interest or fees payable on or in connection with such loans and extensions of credit, are from now on called "Senior Indebtedness") on the following types:

     (a) The Lender shall not be entitled to receive any principal, interest or fee payments, and the Borrower shall not make such payments, unless, at the time of such payment (i) the Borrower shall have had all amounts due at such time under any Senior Indebtedness, and (ii) the Borrower shall not be in default under the terms of any Senior Indebtedness and payment of the amount due under this Note would not result in a default under any Senior Indebtedness. The word "default" includes defaults declared by holders of any Senior Indebtedness and any conditions, event or act, which, with notice or the passage of time, would result in a default under any Senior Indebtedness.
     (b) If bankruptcy, receivership, or insolvency proceedings by or against the Borrower or its property occurs, or if the Borrower dissolves, liquidates its assets or otherwise winds up its business, the Borrower shall pay all outstanding Senior Indebtedness before making any payment of principal, interest or fees due under this Convertible Note. Any payments or distributions (including distributions of the Borrower's noncash assets or securities that would otherwise be made to the Lender will first be paid on account of all outstanding Senior Indebtedness.
     (c) If the Lender demands early payment of this Convertible Note for any reason, the Borrower shall first pay all outstanding Senior Indebtedness before making any payments under this Convertible Note.
     (d) If the Lender receives any payment, which is not entitled under this Note, the Lender shall hold such payment for the benefit of the holder of Senior Indebtedness and deliver such payment or distribution to the holders of Senior Indebtedness or their representatives for payment on account of all outstanding Senior Indebtedness.
     (e) After the Senior Indebtedness has been paid in full, the Lender shall be entitled to the rights of Senior Indebtedness to receive payments until all amounts due under this Note are paid in full

5. NOTICES. All notices under this Note must be in writing. They may be given by (a) personal delivery, or (b) certified mail, return receipt requested. Each Party mush accept and


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claim  the  notices  given by the other. Notices shall be addressed to the other party at the address written at the beginning of this Note, or, if the notice is to a Lender to whom this Note was transferred, the address stated in the notice to the Borrower of such transfer. Either party may notify the other of a change of address.

6.   CONVERSION  OF  CONVERTIBLE  NOTES.

6.1. RIGHT TO CONVERT. Subject to and upon compliance with the provisions of this Section 6, at the option of the holder of any Convertible Notes, such Convertible Notes, or any portion of the principal amount thereof, may at any time at or before the close of business on the maturity date of such Convertible Notes be converted at 100% or so much of the principal amount of such Convertible Notes as are so converted into Common Stock at the Conversion Price, determined as hereinafter provided, in effect at the date of the conversion.

6.2. MANNER OF EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege, the holder shall surrender this Convertible Note to the Company at any time during usual business hours at its office or agency in the City of New York, State of New York, accompanied by written notice to the Company at such office or agency that the holder elects to convert this Convertible Note or a specified portion thereof and stating the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. All Convertible Notes surrendered for conversion shall (if so required by the Company) be accompanied by proper assignments thereof to the Company or be blank. As promptly as practicable after the receipt of such notice and the surrender of this Convertible Note as aforesaid the Company shall issue and deliver at such office or agency to the holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provision of this Article and cash, as provided in Subsection 3, in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected at the close of business on the Date of Conversion, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on such date; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open, and the Convertible Note surrendered shall not be deemed to have been converted until such time for all purposes, but such conversion shall be at the conversion price in effect at the close of business on the date of such surrender. Anything contained in this Section
     6.2 to the contrary notwithstanding, the Company shall not be obligated to effect the transfer of any Conversion Shares upon conversion of any portion of any Convertible Notes or cause any Conversion Shares upon conversion of any Convertible Notes to be registered in any name or names other than the name of the holder of the Convertible Notes, converted or to be converted (or such holder's nominee or nominees) unless such


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     holder  delivers  to  the  Company  an  opinion  of  counsel  reasonably satisfactory to the Company to the effect that such transfer is in compliance with applicable securities laws.

     In case any Convertible Note shall be surrendered for conversion of only a portion of the principal amount thereof, the Company shall execute and deliver to the holder of such Convertible Note, at the expense of the Company, a new Convertible Note in the denomination or denominations ($1,000 and integral multiples thereof, plus one Convertible Note in a lesser denomination, if required) as such holder may request in an aggregate principal amount equal to the unconverted portion of the Convertible Note so surrendered.

6.3. FRACTIONS OF SHARE. The Company shall not be required to issue fractions of a share or scrip representing fractional shares of Common Stock upon conversion of Convertible Note. If any fraction of a share of Common Stock would, except for the provisions of this Section be issuable on the conversion of any Convertible Notes (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction, equal to the value of such fraction based on the then conversion price.

6.4. CONVERSION  PRICE.

          (i) The price at which shares of Common Stock shall be delivered upon conversion (herein called the Conversion Price) shall be $0.10 per share of Common Stock.
          (ii) The Conversion Price shall not be subject to adjustment for stock splits and/or reverse splits that may occur prior to such conversion.

6.5 NOTICE OF DISTRIBUTIONS, RIGHTS OF REORGANIZATION, ETC. In case at any time:

     (1) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

     (2) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company, or sale of all or substantially all of its assets to, another corporation; or

     (3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

     then in any one or more of said cases, the Company shall give written notice, to the holder of this Convertible Note, of the date on which (a) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the dates as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization,


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     reclassification,  consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

6.6 TAXES ON CONVERSION. The issue of certificates on conversion of Convertible notes shall be made without charge to the converting Noteholder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of any Note converted, and the Company shall not be required to issue or deliver any certificate in respect to such stock unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

6.7 COMPANY TO RESERVE STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Notes. If any shares of Common Stock, reserved or to be reserved, for such purposes, required registration under any Federal or state law before such shares may be validly issued to the holder, the Company covenants that it will in good faith and as expeditiously as possibly endeavor to secure such registration or approval, as the case may be.

     The Company will not take any action, which would cause the conversion price to be below the then par value, if any, per share of the Common Stock, or in the case of no-par stock, below the amount for which such shares may be issued as fully paid and nonassesable.

     The Company covenants that all shares of Common Stock which may be issued upon conversion of Convertible Notes will upon issue be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.


Dated:         September 9th, 2003

Signature:     /s/ Albert Abdoulline
               -------------------------------

Name:          Albert Abdoulline
               -------------------------------

Title:         President
               -------------------------------


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